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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)


                              AMERICASDOCTOR, INC.
                                (Name of Issuer)

                              CLASS A COMMON STOCK
                         (Title of Class of Securities)

                                      NONE
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                |_|      Rule 13d-1 (b)
                |_|      Rule 13d-1 (c)
                |X|      Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Claneil Enterprises, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)  |_|
            (b)  |_|

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  PENNSYLVANIA

            NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  842,334

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  842,334

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  842,334

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES  |_|

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  19.8%

12.      TYPE OF REPORTING PERSON
                  CO


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1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  LHC CORPORATION

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)  |_|
            (b)  |_|

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE

         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.       SOLE VOTING POWER
                  None

6.       SHARED VOTING POWER
                  842,334

7.       SOLE DISPOSITIVE POWER
                  None

8.       SHARED DISPOSITIVE POWER
                  842,334

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  842,334

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES  |_|

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  19.8%

12.      TYPE OF REPORTING PERSON
                  CO



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Item 1.
(a)      Name of Issuer
                      AMERICASDOCTOR, INC.

(b)      Address of Issuer's Principal Executive Offices

                      AmericasDoctor, Inc.
                      1325 Tri-State Parkway, Suite 300
                      Gurnee, Illinois 60031

Item 2.
(a)      Name of Person Filing
                      Claneil Enterprises, Inc. and its wholly-owned subsidiary, LHC Corporation.

(b)      Address of Principal Business Office or, if none, Residence
                      Claneil Enterprises, Inc.
                      Suite 400
                      Plymouth Meeting Executive Campus
                      630 West Germantown Pike
                      Plymouth Meeting, PA  19462

                      LHC Corporation
                      Silverside Carr Executive Center
                      Suite 14
                      501 Silverside Road
                      Wilmington, DE  19809-1375

(c)      Citizenship
                      Claneil Enterprises, Inc. is a Pennsylvania corporation. LHC Corporation is a Delaware corporation.

(d)      Title of Class of Securities
                      CLASS A COMMON STOCK

(e)      CUSIP Number
                      NONE

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                                 Not applicable


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Item 4.  Ownership.
(a)      Amount Beneficially Owned
                        842,334

(b)      Percent of Class
                        19.8%

(c)      Number of shares as to which such person has:

(i)      sole power to vote or to direct the vote
                        None
(ii)     shared power to vote or to direct the vote
                        842,334*
(iii)    sole power to dispose or to direct the disposition of
                        None
(iv)     shared power to dispose or to direct the disposition of
                        842,334*

* Shared by the two filing parties.

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
                        None

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                        Not Applicable

Item 8.  Identification and Classification of Members of the Group.
                        Not Applicable

Item 9.  Notice of Dissolution of Group.
                        Not Applicable

Item 10. Certification.
                        Not Applicable


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

CLANEIL ENTERPRISES, INC., a                   LHC CORPORATION, a
  Pennsylvania corporation                       Delaware corporation


By:      /s/ Brian J. Geiger                   By:      /s/ Brian J. Geiger
   ---------------------------------                ----------------------------
         Brian J. Geiger                                Brian J. Geiger
         Executive Vice President                       Executive Vice President

January 31, 2002






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